SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                February 27, 2001
                        (Date of earliest event reported)

                                 SPACEDEV, INC.
             (Exact Name of Registrant as Specified in its Charter)


   Colorado                          000-28947                      84-1374613
(State or Other                     (Commission                   (IRS Employer
Jurisdiction of                     File Number)                  Identification
 Incorporation)                                                       Number)


                       13855 Stowe Drive, Poway, CA 92064
               (Address of Principal Offices, including zip code)


                                 (858) 375-2000
              (Registrant's telephone number, including area code)

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Item 5.     Other Events

Formation and Funding of Australian Subsidiary

         In January 2001, SpaceDev Australia Limited was formed for the purpose of creating a strategic alliance between Registrant and Space Projects Australia Limited, an Australian business entity formed to create an Australian owned spaceport. The purpose of the alliance is to expand commercial space projects in Australia and Asia. Registrant and SpaceDev Australia will use their alliance to:

         1) Develop partnerships in Australia designed to build the Australian space enterprise;
         2) Market and sale Registrant's hybrid rockets and satellites and an integrated on-orbit system in Australia and Asia;
         3)       Develop a man-rated hybrid space plane motor; and
         4) Design, sell and market development of Registrant's planned commercial Lunar Orbiter project.

         Space Projects Australia Ltd. ("SPA") will primarily act as the facilitator for space projects developed and designed by SpaceDev Australia and Registrant by providing local and particular knowledge, assets and networks to provide the required Australian regulatory compliance, launch sites, research and development facilities, mission and operational services and marketing support within the Asian and Australasian arena. SPA has obtained a letter of approval to sublease a portion of the Woomera Prohibited Area for the purpose of developing a spaceport facility. The Woomera Prohibited Area is located in South Australia and covers an area of about 127,000 square kilometers. The lease would cover approximately 2,200 hectares until 2037, with further options to 2050.

         SpaceDev Australia is authorized to issue two classes of common stock, with equal voting rights. Registrant owns eleven million shares of Class A common stock, while SPA owns one million shares of Class A common stock. SpaceDev Australia is planning an offshore offering in Australia for up to 8.89 million shares of Class B common stock. Because the Class B common stock will have the same voting rights as the Class A common stock, the offering represents some dilution of Registrant's equity interest in SpaceDev Australia. SpaceDev Australia will be funded by Registrant with eight hundred eighty-nine thousand (889,000) shares of its common stock, pursuant to Regulation S of the Securities Act of 1933, upon the first sale in the offering. Shares issued to SpaceDev Australia by Registrant under Regulation S are expected to be distributed by SpaceDev Australia to investors in the Australian offering as an immediate dividend to its shareholders. The Regulation S shares may not be resold or distributed into the United States or to United States citizens living abroad absent registration with the U.S. Securities & Exchange Commission or compliance with Rule 144 of the Securities Act of 1933, including the holding periods set forth in subsections (d) and (k) of Rule 144. SpaceDev Australia and SpaceProjects Australia Ltd. will be required to pay dividends equal to 20% of the net operating profits of SpaceDev Australia before tax.

         Pursuant to the terms of its agreement with SPA, Registrant will receive six hundred thousand (600,000) shares of Class C common shares in SPA's common stock. Registrant will issue three hundred eleven thousand (311,000) shares of its common stock to SPA pursuant to Regulation S of the Securities Act of 1933.

         The offering of SpaceDev Australia common stock is intended to raise a maximum of eight million Australian dollars ($8,000,000 AUS), which is the equivalent of four million six hundred thousand U.S. dollars ($4,600,000). Pursuant to the terms of its agreement with SPA and the formation of SpaceDev Australia, Registrant will be entitled to net proceeds from the offering of two million six hundred thousand dollars ($2,600,000) in the event the maximum offering is sold in Australia. Registrant intends to use its portion of the net proceeds to open the SpaceDev Australia office in Sydney, Australia as a base to expand its sales and marketing efforts in Australia and throughout the Asian region. Registrant also intends to use the proceeds to partner with one or more established Australian space companies for micro-satellite assembly and testing activities using Registrant's micro-satellite designs and subsystems and to initiate an intern program to identify outstanding Australian space engineering students as potential future employees.

         SPA will receive one million eight hundred thousand U.S. dollars ($1,800,000) of the net proceeds in the event the maximum offering is sold. SPA intends to use its portion of the net proceeds to (1) establish capital asset acquisitions such as launch site research and development facilities, telemetry/GPS and communications, mission control and payload integration facilities at Woomera; (2) establish capital works such as launch site clearance and preparation, environmental and bio-diversity compliance and development planning costs; and (3) support administration, marketing and personnel operations of SpaceDev Australia.

         Registrant's management believes that SpaceDev Australia will allow Registrant to expand the market for its products and services into the Australian and Asian markets, and increase world awareness of the commercial space industry in general and Registrant's products in specific.

Item 7.     Exhibits

         10.1 Heads of Agreement between Registrant and Space Projects Australia Limited

         99.1     Press Release, dated February 27, 2001.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            SPACEDEV, INC.


Dated: February 27, 2001                 By:  /s/ James W. Benson
                                            ------------------------
                                            Name: James W. Benson
                                            Title: Chief Executive Officer